Exhibit 10.5

NUVASIVE, INC.

NOTICE OF GRANT OF PERFORMANCE CASH AWARD

NuVasive, Inc. (the “Company”) has granted to the participant identified below (the “Participant”) a performance cash award (the “Award”) pursuant to the NuVasive, Inc. 2014 Executive Incentive Compensation Plan (the “Plan”), which represents the right to receive – on the Settlement Date provided in the Performance Cash Award Agreement attached hereto (together with this Grant Notice, the “Agreement”) – a cash amount as set forth in, and subject to the terms and conditions of, this Agreement.  This Award is subject to all of the terms and conditions set forth in the Agreement and the Plan, each of which is incorporated herein by reference.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Plan or the Agreement, as appropriate, and, in the event of any inconsistency between the Plan and the Agreement, the terms of the Plan shall control.

Participant:	Participant ID:
Date of Grant:
Base Cash Amount:	, subject to adjustment as provided by the Agreement.
Performance Period:	.
Performance Measure:

The Company’s operating margin (as listed in Section 2(t)(vi) of the Plan), determined in accordance with generally accepted accounting principles in the United States (“GAAP”) as recorded on the Company’s [  ] year-end financial statements, adjusted to (i) exclude the effect of currency fluctuations, (ii) exclude litigation liability expense, intangible asset impairment, leasehold related charges, acquisition related items (including expenses associated with prior mergers-and-acquisitions-related activity and as incurred) and certain one-time and business consolidation costs, and (iii) include the effect of acquisitions and divestitures based on the actual results compared to the preceding 12 month run rate for the applicable businesses, consistent with the Company’s non-GAAP policy, and subject to such further adjustments as the Committee may in its discretion determine and specify in writing prior to (“[  ] Non-GAAP Operating Margin”).

Vesting Schedule:

Subject to the terms and conditions of the Agreement (including, without limitation, conditions requiring continued Service with the Company through the applicable date), this Award vests on (the “Scheduled Vesting Date”).

By accepting the Award/signing the Agreement, the Participant agrees that the Award is governed by this Grant Notice and by the provisions of the Plan and the Agreement, both of which are made a part of this document.

The Participant acknowledges that copies of the Plan and the Agreement have been furnished or made available by the Company.

The Participant represents that the Participant has read and is familiar with the provisions of the Plan and the Agreement, and hereby accepts the Award subject to all of their terms and conditions.

NUVASIVE, INC.

PERFORMANCE CASH AWARD AGREEMENT

NuVasive, Inc. has granted to the Participant named in the Notice of Grant of Performance Cash Award (the “Grant Notice”) to which this Performance Cash Award Agreement is attached (together, the Performance Cash Award Agreement and the Grant Notice being referred to collectively herein as this “Agreement”) an Award subject to the terms and conditions set forth in this Agreement.  The Award has been granted pursuant to, and shall - in all respects - be subject to the terms and conditions of the NuVasive, Inc. 2014 Executive Incentive Compensation Plan (the “Plan”), as amended from time-to-time, the provisions of which are incorporated herein by reference.  By accepting the Award (as provided in the Grant Notice), the Participant: (a) acknowledges receipt of, and represents that the Participant has read and is familiar with, this Agreement and the Plan, (b) accepts the Award subject to all of the terms and conditions of this Agreement and the Plan, and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee or its delegate (to the extent delegation is permitted under the Plan) in the event any questions arise (and/or interpretation may be required) regarding this Agreement or the Plan.

1.Definitions and Construction.

1.1Definitions.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.

(a) “Performance Multiplier” means the respective percentage calculated using (or as identified in) the table below:

[ ] Non-GAAP Operating Margin	% of Goal Achieved	Performance Multiplier
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]

If the Company achieves a [  ] Non-GAAP Operating Margin that falls between the foregoing levels, the Performance Multiplier will be will be determined by linear interpolation between the applicable levels noted above and using the following guiding principles:

•	a [ ]% decrease in funding for every [ ]% of goal achieved below target (up to [ ]% of goal achieved, below which the Performance Multiplier shall be zero);
•	a [ ]% increase in funding for every [ ]% of goal achieved between [ ]% and [ ]% of goal achieved; and
•	a [ ]% incremental increase in funding for [ ]% of goal achieved above [ ]%, up to a maximum funding of [ ]% of target.

In each case, the Performance Multiplier shall be rounded up to the nearest tenth of a percent.

1.2Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.Administration.

2.1Committee Actions.  All questions of interpretation concerning this Agreement, the Plan or any other form of agreement or other document employed by the Company in the administration of the Plan or the Award shall be determined by the Committee or its delegate.  All such determinations by the Committee or its delegate shall be final, binding and conclusive upon all persons having an interest in the Award, unless fraudulent or made in bad faith.  Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or the Award or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Award.

2.2Express Authority Required.  Only individuals expressly designated by the Committee shall have the authority to act on behalf of the Committee with respect to certain of the matters, rights, obligations, modifications, or elections allocated to the Company herein (or in the Plan).

3.Payment.  Subject to certification by the Committee in writing of the cash amount (if any) that is payable under this Agreement, which certification and determination shall be made by the Committee no later than the January 31st that next follows the end of the Performance Period (or, in the event of a Change in Control, the closing date of such transaction), and except as otherwise specified below, the cash amount that shall be payable in settlement of this Award on the date specified in Section 5 below, shall be equal to the Base Cash Amount multiplied by the Performance Multiplier, rounding up to the nearest whole dollar.  If the Performance Multiplier is 0%, the Award is forfeited and no cash payment will be paid.

3.1Death or Disability.  Upon the Participant’s death or termination of Service due to Disability, the cash amount that shall be payable in settlement of this Award on the date specified in Section 5 below shall be the Base Cash Amount (as provided in the Notice of Grant, with no application of the Performance Multiplier).

3.2Change in Control.  Upon any Change in Control that occurs in [  ], the amount of cash that shall be paid in settlement of this Award shall be equal to the Base Cash Amount (as set forth in the Notice of Grant).  Upon any Change in Control that occurs in [  ], the amount of cash that shall be paid in settlement of this Award shall be equal to the greater of (i) the Base Cash Amount, or (ii) such Base Cash Amount multiplied by the Performance Multiplier (determined using a period that begins on [  ] and ends on the last day of the month prior to such Change in Control transaction), rounding up to the nearest whole dollar.

4.Vesting; Forfeiture.

4.1Vesting of Award.  Provided that the Participant’s Service has not terminated prior to the applicable date, the Award shall become vested upon the earliest date to occur of the following (the “Vesting Date”):

(a)the Scheduled Vesting Date (as provided in the Grant Notice);

(b)the Participant’s death;

(c)termination of the Participant’s Service due to Disability; and

(d)immediately before any Change in Control.

4.2Leaves of Absence.

(a)If Participant takes an approved medical, FMLA (or other statutorily protected leave), or military leave (each, an “Approved Leave”) and returns from such leave for at least thirty calendar days, then Participant shall be treated as if the period of such Approved Leave had been a period of continuous Service with the Company or Affiliate, and the Award shall be settled in accordance with Section 5.

(b)In the event the Participant takes a leave of absence other than an Approved Leave, the cash amount payable as determined under Section 3, shall be prorated by multiplying such amount by a fraction the numerator of which is the number of whole months during the period commencing on [  ] and ending on the earlier of the date of a Change in Control or [  ] (the “Vesting Period”) that Participant had been in continuous Service with the Company or Affiliate, and the denominator of which is the number of months the Vesting Period spans, rounding up to the nearest whole number.

(c)In the event of Participant’s termination of Service during any leave of absence, then the Award shall expire in accordance with the provisions set forth in Section 4.3 below.

4.3Forfeiture of Award Upon Termination of Service.  Except as otherwise provided in Section 4.1, the Award will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company upon Participant’s termination of Service.

5.Settlement of Award.  Subject to the terms and conditions of the Plan and this Agreement, any cash amount that is determined to be payable pursuant to Section 3 shall be distributed to Participant (or Participant’s estate in the event of death) with respect to Participant’s Award within thirty days following the Vesting Date for such Award, except as otherwise provided in Section 8.1 (the “Settlement Date”).

6.Tax Withholding.  By accepting the Award (as provided in the Grant Notice), the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, including withholding of a portion of the cash amount otherwise payable to the Participant in settlement of the Award, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Participating Company, if any, which arise in connection with the Award, the vesting of the Award or the payment of cash in settlement of the Award.

7.Rights as a Director, Employee or Consultant.

If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term.  Nothing in this Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.

8.Compliance with Section 409A.

It is intended that the settlement of the Award as set forth in this Agreement qualify for exemption from, or comply with, the requirements of Section 409A, and any ambiguities herein will be interpreted to so qualify or comply.  Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the “short-term deferral” exemption and are otherwise Section 409A Deferred Compensation, it is intended that any payment or benefit which is made or provided pursuant to or in connection with this Award shall comply in all respects with the applicable requirements of Section 409A (including applicable regulations or other administrative guidance thereunder, as determined by the Committee in good faith) to avoid the unfavorable tax consequences provided therein for non‑compliance.  In connection with effecting such compliance with Section 409A, the following shall apply:

8.1Separation from Service; Required Delay in Payment to Specified Employee.  Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Participant’s termination of Service which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, to the extent that the Participant is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

8.2Other Changes in Time of Payment.  Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any benefits under this Agreement in any manner which would not be in compliance with the Section 409A Regulations.

8.3Amendments to Comply with Section 409A; Indemnification.  Notwithstanding any other provision of this Agreement to the contrary, the Company is authorized to amend this Agreement, to void or amend any election made by the Participant under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with the Section 409A Regulations without prior notice to or consent of the Participant.  The Participant hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Participant in connection with the Award, including as a result of the application of Section 409A.

8.4Advice of Independent Tax Advisor.  The Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service with regard to the application of Section 409A to the Award, and the Company does not represent or warrant that this Agreement will avoid adverse tax consequences to the Participant, including as a result of the application of Section 409A to the Award.  The Participant hereby acknowledges that he or she has been advised to seek the advice of his or her own independent tax advisor prior to entering into this Agreement and is not relying upon any representations of the Company or any of its agents as to the effect of or the advisability of entering into this Agreement.

9.Miscellaneous Provisions.

9.1Termination or Amendment.  The Committee may terminate or amend the Plan or this Agreement at any time; provided, however, that no such termination or amendment may have a materially adverse effect on the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A.  No amendment or addition to this Agreement shall be effective unless in writing.

9.2Nontransferability of the Award.  Prior to the payment of cash on the applicable Settlement Date, neither this Award nor any cash amount payable under this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.  All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

9.3Repayment/Forfeiture.  Any benefits the Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (a) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (b) similar rules under the laws of any other jurisdiction, and (c) the Company’s Incentive Compensation Recoupment Policy or any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to the Participant.

9.4Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

9.5Binding Effect.  This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

9.6Delivery of Documents and Notices.  Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)Description of Electronic Delivery.  The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically.  In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time.  Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)Consent to Electronic Delivery.  The Participant acknowledges that the Participant has read Section 9.6(a) of this Agreement and consents to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the Grant Notice, as described in Section 9.6(a).  The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing.  The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.  The Participant may revoke his or her consent to the electronic delivery of documents described in Section 9.6(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail.  Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 9.6(a), but has nevertheless knowingly and voluntarily chosen to do so by accepting the Award (as provided in the Grant Notice).

9.7Integrated Agreement.  This Agreement and the Plan shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter.  To the extent contemplated herein or therein, the provisions of this Agreement and the Plan shall survive any settlement of the Award and shall remain in full force and effect.

9.8Applicable Law.  This Agreement shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.

9.9Terms and Conditions Subject to Change in the Event the Participant Transfers Outside of the United States.  Should the Participant transfer his or her residence and/or employment with the Company to another country, the Company, in its sole discretion, shall determine whether application of certain additional and/or supplemental terms and conditions is necessary or advisable in order to comply with respective laws, rules and regulations or to facilitate the operation and administration of the Award and the Plan.  In all circumstances, the Company will provide the Participant with its ordinary-course terms and conditions for such country(ies) in the form of an amendment and/or addendum, which shall thereafter be part of this Agreement.

Please sign below indicating your understanding and acceptance of the terms and conditions of this Agreement and return the signed Agreement to Anders Strothman.  Please also keep a copy of your executed Agreement for your records.

Participant:                                                Date: